                                     EXHIBIT 99.1

                                    PRESS RELEASE


DISTRIBUTION:       To Business Editor

DATELINE:           October 20, 1998; Universal Mfg. Co., Algona, Iowa

BODY:

     Effective October 1, 1998, Universal Mfg. Co. signed a new sales agreement with the Ford Customer Service Division of the Ford Motor Co. This sales agreement establishes Universal as a Ford Authorized Distributor and requires Universal to distribute remanufactured products, Motorcraft branded products and certain other Ford branded products to Ford and Lincoln-Mercury dealerships in territories near Universal's distribution centers according to prescribed distribution standards.

     Ford also published a price list for certain distribution items distributed by Universal in early October which provided for reduced gross margins (for example, from 21% to 15% on steering products). Shortly thereafter, Ford announced advance information on the addition of two more product lines to be distributed by Universal (starters and alternators), indicating similar gross margins. At the present time, distribution activity represents approximately 35% of Universal's total sales. Because of Ford's deauthorization actions, present and anticipated, Universal's distribution activities are expected to constitute a higher percentage of overall sales.

     While it is currently anticipated that total sales volume will increase as a result of Ford's actions, increased competition and the reduced margins established by Ford could adversely affect future earnings. Universal is in the process of formulating and implementing a strategic plan for alternative manufacturing and remanufacturing activities in order to utilize its existing plant and attain other opportunities for profitable operation.

     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the effect of the general economic and market conditions, customer requirements for Universal products, future actions by Ford, the continuing strength of the automotive industry, increased competition and other factors. Such factors could cause actual results to differ materially from those in the forward-looking statements.

     For additional information on this matter please contact Donald D. Heupel, President of Universal, at (515) 295-3557.


                                          3